Exhibit 99.1
Aptar Reports Fourth Quarter and Annual 2024 Results
Crystal Lake, Illinois, February 6, 2025 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported strong fourth quarter results due to solid operational performance driven by top and bottom line improvements. Results were driven by sales growth in pharma solutions, increased demand for closures technologies and productivity gains across the company. Reported sales increased by 1% and core sales increased by 2% due to a negative currency effect. Aptar reported net income of $101 million for the quarter, a 62% increase from the prior year. In addition, the quarterly results benefited from a lower effective tax rate.
“Aptar achieved another strong quarter and year, delivering back-to-back years of double-digit earnings per share growth. For the full year, our pharma franchise grew sales 8%, propelled by brisk demand for our proprietary drug delivery systems, which grew 9% in 2024. Our closures segment also finished the year strong with solid performance and good momentum. Net income for full year 2024 grew 32% over the prior year and we ended 2024 solidly in the middle of our long-term adjusted EBITDA margin range, with significant margin expansion in our pharma and closures segments. Our beauty segment was able to improve its margin even with a challenged top line, driven by increased productivity and cost management efforts. In 2024, net cash provided by operations increased 12% along with lower capital expenditures, which generated a free cash flow increase of 40%,” said Stephan B. Tanda, Aptar President and CEO.
Fourth Quarter 2024 Highlights
•Reported sales increased 1% and reported net income increased 62% to $101 million
•Core sales increased 2% and adjusted EBITDA increased 9% from the prior year to $195 million
•Reported earnings per share increased 60% to $1.49 and adjusted earnings per share increased 27% to $1.52
•Achieved an adjusted EBITDA margin of 23%, at the high end of the long-term target range

Annual 2024 Highlights
•Reported and core sales grew 3%, with annual sales of $3.6 billion, driven by favorable product mix and volume growth
•Delivered 30% diluted earnings per share growth and achieved 18% adjusted earnings per share growth
•Net income grew 32% to $375 million
•Net cash provided by operations increased 12% and free cash flow increased 40%
•2024 was our 31st consecutive year of paying an annually increasing dividend
Fourth Quarter Results
For the quarter ended December 31, 2024, reported sales increased 1% to $848 million compared to $838 million in the prior year and core sales increased 2%.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	4%	(5)%	5%	1%
Currency Effects (1)	0%	2%	2%	1%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	4%	(3)%	7%	2%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Aptar Pharma’s reported sales and core sales increased 4% from the prior year quarter. The segment’s solid performance was driven by continued demand for proprietary drug delivery systems used for allergic rhinitis, emergency medicines and central nervous system therapies, as well as royalty revenues, boosting adjusted EBITDA margins to 36%. Sales from nasal decongestants and saline rinses declined in the quarter due to the weaker 2023-2024 cold and flu season driving customers to adjust inventories. The active material science division grew double digits, reflecting higher tooling sales and a more favorable product mix.
Aptar Beauty’s reported sales decreased 5% and core sales were down 3% compared to the prior year quarter due to mix and lower tooling sales. Unit volume for the segment grew slightly in the quarter driven by improving sales in North America and Latin America. While the beauty segment saw sales growth in masstige fragrance, personal care and home care, this growth could not offset lower tooling sales, and lower sales from prestige fragrance and skincare technologies.
Aptar Closures’ reported sales increased 5% from the prior year quarter and the segment’s core sales increased 7%. The increase in core sales was driven by demand across a number of end markets including food and beverage. Closures delivered another solid quarter and the segment’s margin improved 260 basis points over the prior year period driven by the benefit of higher sales and continued cost containment efforts.
Aptar reported fourth quarter earnings per share of $1.49, an increase of 60%, compared to $0.93 during the same period a year ago. Fourth quarter adjusted earnings per share, excluding restructuring charges and the unrealized gains or losses on an equity investment, were $1.52, an increase of 27%, compared to $1.20 in the prior year, including comparable exchange rates. The fourth quarter effective tax rate was 13%, due to a tax benefit as part of our ongoing tax planning, compared to the prior year effective tax rate of 23%. Aptar’s fourth quarter guide included a higher tax rate in anticipation of a retroactive increase in the French corporate income tax rate that did not materialize in 2024.
Annual Results
For the year ended December 31, 2024, reported sales increased 3% to $3.58 billion compared to $3.49 billion in the prior year. Core sales also increased 3%.

Annual Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	8%	(3)%	2%	3%
Currency Effects (1)	0%	0%	1%	0%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	8%	(3)%	3%	3%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the year ended December 31, 2024, Aptar’s reported earnings per share were $5.53, an increase of 30%, compared to $4.25 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $5.64 and increased 18% from prior year adjusted earnings per share of $4.79, including comparable exchange rates. The current year had an effective tax rate of 20% compared to the prior year effective tax rate of 24%. Capital expenditures stepped down for the year and were $276 million due to the completion of large capital projects.
Outlook
Regarding Aptar’s outlook, Tanda stated, “We anticipate 2025 to be another strong year for Aptar. Having said that, in the first quarter we expect significant negative impacts from foreign currencies and a higher effective tax rate compared to the prior year quarter, as well as softer demand in certain end markets. Looking ahead, we expect pharma to continue to be the main driver of growth with our proprietary drug delivery systems anticipated to lead the way. When adjusting for currency fluctuations and tax impacts in 2025, we anticipate to deliver solid earnings growth and increase shareholder value.”

Aptar currently expects earnings per share for the first quarter of 2025, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.11 to $1.19. This guidance is based on an effective tax rate range of 25% to 27%, due in part to an anticipated increase in the French corporate tax rate, with a comparable adjusted prior year effective tax rate of 21%. The earnings per share guidance range is based on spot rates at the end of December for all currencies. Currency impacts will drive a larger headwind in the first quarter than typical because of the U.S. dollar’s renewed strength against many currencies. Currently, the impact from foreign currencies in the first quarter is anticipated to be a headwind of approximately 7 cents, compared to the prior year.
Share Repurchase Authorization and Cash Dividend
As previously reported, Aptar’s Board of Directors authorized the repurchase of $500 million of the Company’s common stock, which replaced all previous authorizations. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions. The Board also approved the quarterly cash dividend of $0.45 per share. The payment date is February 26, 2025, to stockholders of record as of February 5, 2025. During the fourth quarter, Aptar repurchased 218 thousand shares for approximately $37 million.
Open Conference Call
There will be a conference call held on Friday, February 7, 2025 at 8:00 a.m. Central Time to discuss the company’s fourth quarter and annual results for 2024. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Adjusted EBITDA is defined as earnings before net interest, taxes, depreciation, amortization, restructuring initiatives, acquisition-related costs, net unrealized investment gains and losses related to observable market price changes on equity securities and other special items. Adjusted EBITDA margin is adjusted EBITDA divided by reported net sales. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; competition, including technological advances; significant tariffs and other restrictions on foreign imports imposed by the U.S. and related countermeasures taken by impacted foreign countries; the execution of our fixed cost reduction initiatives, including our optimization initiative; our ability to successfully implement facility expansions and new facility projects; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs; significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; our ability to retain key members of management and manage labor costs; work stoppages due to labor disputes; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net Sales	$848,088	$838,480	$3,582,890	$3,487,450
Cost of Sales (exclusive of depreciation and amortization shown below)	518,674	526,227	2,227,381	2,224,051
Selling, Research & Development and Administrative	138,512	138,295	582,226	565,783
Depreciation and Amortization	67,452	64,381	263,784	248,593
Restructuring Initiatives	3,343	25,376	13,002	45,004
Operating Income	120,107	84,201	496,497	404,019
Other Income (Expense):
Interest Expense	(11,372)	(10,518)	(43,898)	(40,418)
Interest Income	3,079	2,107	12,101	4,373
Net Investment Gain (Loss)	218	(426)	1,713	1,413
Equity in Results of Affiliates	255	712	87	2,226
Miscellaneous Income, net	3,783	4,553	3,265	3,212
Income before Income Taxes	116,070	80,629	469,765	374,825
Provision for Income Taxes	15,205	18,384	95,587	90,649
Net Income	$100,865	$62,245	$374,178	$284,176
Net Loss Attributable to Noncontrolling Interests	79	110	363	311
Net Income Attributable to AptarGroup, Inc.	$100,944	$62,355	$374,541	$284,487
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.52	$0.95	$5.65	$4.34
Diluted	$1.49	$0.93	$5.53	$4.25

Average Numbers of Shares Outstanding:
Basic	66,511	65,813	66,334	65,616
Diluted	67,923	67,131	67,691	66,905

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
ASSETS

Cash and Equivalents	$223,844	$223,643
Short-term Investments	2,337	—
Accounts and Notes Receivable, Net	658,057	677,822
Inventories	461,807	513,053
Prepaid and Other	132,338	134,761
Total Current Assets	1,478,383	1,549,279
Property, Plant and Equipment, Net	1,447,150	1,478,063
Goodwill	936,256	963,418
Other Assets	570,489	461,130
Total Assets	$4,432,278	$4,451,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$338,285	$458,220
Accounts Payable, Accrued and Other Liabilities	729,996	793,089
Total Current Liabilities	1,068,281	1,251,309
Long-Term Obligations	688,066	681,188
Deferred Liabilities and Other	190,007	198,095
Total Liabilities	1,946,354	2,130,592

AptarGroup, Inc. Stockholders' Equity	2,471,888	2,306,824
Noncontrolling Interests in Subsidiaries	14,036	14,474
Total Stockholders' Equity	2,485,924	2,321,298

Total Liabilities and Stockholders' Equity	$4,432,278	$4,451,890

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended December 31, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$848,088	$400,732	$274,064	$173,292	$—	$—

Reported net income	$100,865
Reported income taxes	15,205
Reported income before income taxes	116,070	111,944	10,989	11,949	(10,519)	(8,293)
Adjustments:
Restructuring initiatives	3,343	(64)	2,170	1,305	(68)
Net investment gain	(218)	—	—	—	(218)
Adjusted earnings before income taxes	119,195	111,880	13,159	13,254	(10,805)	(8,293)
Interest expense	11,372					11,372
Interest income	(3,079)					(3,079)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	127,488	111,880	13,159	13,254	(10,805)	—
Depreciation and amortization	67,452	31,231	20,757	14,629	835
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$194,940	$143,111	$33,916	$27,883	$(9,970)	$—

Reported net income margins (Reported net income / Reported Net Sales)	11.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	23.0%	35.7%	12.4%	16.1%

	Three Months Ended December 31, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$838,480	$385,059	$287,741	$165,680	$—	$—

Reported net income	$62,245
Reported income taxes	18,384
Reported income before income taxes	80,629	99,812	12,567	(5,559)	(17,780)	(8,411)
Adjustments:
Restructuring initiatives	25,376	3,195	8,033	13,867	281
Net investment loss	426	—	—	—	426
Transaction costs related to acquisitions	225	—	225	—	—
Adjusted earnings before income taxes	106,656	103,007	20,825	8,308	(17,073)	(8,411)
Interest expense	10,518					10,518
Interest income	(2,107)					(2,107)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	115,067	103,007	20,825	8,308	(17,073)	—
Depreciation and amortization	64,381	28,118	21,516	13,998	749
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$179,448	$131,125	$42,341	$22,306	$(16,324)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.4%	34.1%	14.7%	13.5%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended December 31, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$3,582,890	$1,643,152	$1,225,730	$714,008	$—	$—

Reported net income	$374,178
Reported income taxes	95,587
Reported income before income taxes	469,765	447,353	68,797	54,832	(69,420)	(31,797)
Adjustments:
Restructuring initiatives	13,002	589	8,041	3,835	537
Curtailment gain related to restructuring initiatives	(1,851)	—	—	(1,851)	—
Net investment gain	(1,713)	—	—	—	(1,713)
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	479,343	447,942	76,978	56,816	(70,596)	(31,797)
Interest expense	43,898					43,898
Interest income	(12,101)					(12,101)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	511,140	447,942	76,978	56,816	(70,596)	—
Depreciation and amortization	263,784	120,429	82,931	57,326	3,098
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$774,924	$568,371	$159,909	$114,142	$(67,498)	$—

Reported net income margins (Reported net income / Reported Net Sales)	10.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.6%	34.6%	13.0%	16.0%

	Year Ended December 31, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$3,487,450	$1,520,993	$1,267,697	$698,760	$—	$—

Reported net income	$284,176
Reported income taxes	90,649
Reported income before income taxes	374,825	388,415	59,210	33,615	(70,370)	(36,045)
Adjustments:
Restructuring initiatives	45,004	4,852	20,683	17,927	1,542
Net investment gain	(1,413)	—	—	—	(1,413)
Realized gain on investments included in net investment gain above	4,188	—	—	—	4,188
Transaction costs related to acquisitions	480	—	424	56	—
Adjusted earnings before income taxes	423,084	393,267	80,317	51,598	(66,053)	(36,045)
Interest expense	40,418					40,418
Interest income	(4,373)					(4,373)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	459,129	393,267	80,317	51,598	(66,053)	—
Depreciation and amortization	248,593	109,366	83,399	52,095	3,733	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$707,722	$502,633	$163,716	$103,693	$(62,320)	$—

Reported net income margins (Reported net income / Reported Net Sales)	8.1%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.3%	33.0%	12.9%	14.8%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Income before Income Taxes	$116,070	$80,629	$469,765	$374,825

Adjustments:
Restructuring initiatives	3,343	25,376	13,002	45,004
Curtailment gain related to restructuring initiatives	—	—	(1,851)	—
Net investment (gain) loss	(218)	426	(1,713)	(1,413)
Realized gain on investments included in net investment (gain) loss above	—	—	—	4,188
Transaction costs related to acquisitions	—	225	140	480
Foreign currency effects (1)		(730)		761
Adjusted Earnings before Income Taxes	$119,195	$105,926	$479,343	$423,845

Provision for Income Taxes	$15,205	$18,384	$95,587	$90,649

Adjustments:
Restructuring initiatives	926	6,769	3,397	11,939
Curtailment gain related to restructuring initiatives	—	—	(478)	—
Net investment (gain) loss	(54)	104	(420)	(346)
Realized gain on investments included in net investment (gain) loss above	—	—	—	1,026
Transaction costs related to acquisitions	—	56	35	121
Foreign currency effects (1)		(166)		184
Adjusted Provision for Income Taxes	$16,077	$25,147	$98,121	$103,573

Net Loss Attributable to Noncontrolling Interests	$79	$110	$363	$311

Net Income Attributable to AptarGroup, Inc.	$100,944	$62,355	$374,541	$284,487

Adjustments:
Restructuring initiatives	2,417	18,607	9,605	33,065
Curtailment gain related to restructuring initiatives	—	—	(1,373)	—
Net investment (gain) loss	(164)	322	(1,293)	(1,067)
Realized gain on investments included in net investment (gain) loss above	—	—	—	3,162
Transaction costs related to acquisitions	—	169	105	359
Foreign currency effects (1)		(564)		577
Adjusted Net Income Attributable to AptarGroup, Inc.	$103,197	$80,889	$381,585	$320,583

Average Number of Diluted Shares Outstanding	67,923	67,131	67,691	66,905

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.49	$0.93	$5.53	$4.25

Adjustments:
Restructuring initiatives	0.03	0.28	0.15	0.49
Curtailment gain related to restructuring initiatives	—	—	(0.02)	—
Net investment (gain) loss	—	—	(0.02)	(0.02)
Realized gain on investments included in net investment (gain) loss above	—	—	—	0.05
Transaction costs related to acquisitions	—	—	—	0.01
Foreign currency effects (1)		(0.01)		0.01
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.52	$1.20	$5.64	$4.79
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net Cash Provided by Operations	$178,239	$219,637	$643,413	$575,239
Capital Expenditures	(66,065)	(81,143)	(276,481)	(312,342)
Free Cash Flow	$112,174	$138,494	$366,932	$262,897

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending March 31,
	Expected 2025	2024

Income before Income Taxes		$104,318

Adjustments:
Restructuring initiatives		3,480
Net investment gain		(592)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(5,925)
Adjusted Earnings before Income Taxes		$101,281

Provision for Income Taxes		$21,385

Adjustments:
Restructuring initiatives		891
Net investment gain		(145)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(1,215)
Adjusted Provision for Income Taxes		$20,916

Net Loss Attributable to Noncontrolling Interests		$171

Net Income Attributable to AptarGroup, Inc.		$83,104

Adjustments:
Restructuring initiatives		2,589
Net investment gain		(447)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(4,710)
Adjusted Net Income Attributable to AptarGroup, Inc.		$80,536

Average Number of Diluted Shares Outstanding		67,432

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.23

Adjustments:
Restructuring initiatives		0.04
Net investment gain		(0.01)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(0.07)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.11 - $1.19	$1.19
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using spot rates as of December 31, 2024 for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the first quarter of 2025, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 25% to 27%. This tax rate range compares to our first quarter of 2024 effective tax rate of 20% on reported earnings per share and 21% on adjusted earnings per share.